CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Contingent Coupon Notes due 2032	$1,140,000	$141.93

October 2017

Pricing Supplement No. 1,931
Registration Statement Nos. 333-200365; 333-200365-12
Dated October 25, 2017
Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented or modified by this document. Unlike ordinary debt securities, the notes do not provide for the regular payment of interest and instead will pay a contingent annual coupon but only if the index closing value of each of the S&P 500® Index and the Russell 2000® Index on the related observation date is at or above 60% of its respective initial index value, which we refer to as the respective barrier level. If the index closing value of either underlying index is less than the barrier level for such index on any observation date, we will pay no interest for the related interest period. At maturity, you will receive an amount equal to the stated principal amount for each note you hold plus the supplemental redemption amount, if any, and the contingent annual coupon with respect to the final observation date, if any. The supplemental redemption amount will be payable only if both underlying indices have appreciated from their respective initial index values and will reflect 50% of the appreciation of the worst performing underlying index. Investors will therefore not participate fully in any appreciation of either underlying index and should be willing to hold their notes for the entire 15-year term. These long-dated notes are for investors who seek an opportunity to earn interest and the potential to receive a supplemental redemption amount, if any, reflecting 50% of the appreciation of the worst performing underlying index in exchange for the risk of receiving no annual interest over the 15-year term if either underlying index closes below the barrier level for such index on the observation dates. Because the payment of contingent annual coupons is based on the worst performing of the underlying indices, the fact that the notes are linked to two underlying indices does not provide any asset diversification benefits and instead means that a decline of either underlying index beyond the relevant barrier level will result in no contingent annual coupons, even if the other underlying index closes at or above its barrier level. The issuer will not pay a contingent annual coupon on any contingent coupon payment date if the closing value of either underlying index is below the barrier level for such index on the related observation date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”)
Aggregate principal amount:	$1,140,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (See “Commissions and issue price” below)
Pricing date:	October 25, 2017
Original issue date:	October 30, 2017 (3 business days after the pricing date)
Maturity date:	October 28, 2032
Contingent annual coupon:

A contingent coupon at an annual rate of 3.50% (corresponding to approximately $35.00 per year per note) is paid annually only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

If, on any observation date, the closing value of either underlying index is less than the barrier level for such index, we will pay no coupon for the applicable interest period. It is possible that one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive few or no contingent annual coupons.

Barrier level:

With respect to the SPX Index: 1,534.29, which is 60% of the initial index value for such underlying index

With respect to the RTY Index: 896.087, which is approximately 60% of the initial index value for such underlying index

Initial index value:

With respect to the SPX Index: 2,557.15, which is the index closing value of such index on the pricing date

With respect to the RTY Index: 1,493.478, which is the index closing value of such index on the pricing date

Contingent coupon payment dates:	Annually, as set forth under “Observation Dates and Contingent Coupon Payment Dates” below. If any such day is not a business day, that coupon payment, if any, will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent annual coupon, if any, with respect to the final observation date shall be paid on the maturity date
Observation dates:	Annually, as set forth under “Observation Dates and Contingent Coupon Payment Dates” below, subject to postponement for non-index business days and certain market disruption events. We also refer to October 25, 2032 as the final observation date.
Payment at maturity:

At maturity, you will receive an amount equal to the stated principal amount for each note you hold plus:

(i)      if the final index value of each underlying index is greater than its respective initial index value, the supplemental redemption amount, and

(ii)     if payable, the contingent annual coupon with respect to the final observation date

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change of the worst performing underlying index times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 per note.
Participation rate:	50%
Worst performing underlying index:	The underlying index with the lesser index percent change
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Final index value:	With respect to each underlying index, the index closing value of such underlying index on the final observation date
CUSIP:	61768CSH1
ISIN:	US61768CSH15
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$951.80 per note. See “Investment Overview” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$20	$980
Total	$1,140,000	$22,800	$1,117,200

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $20 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(2)	See “Use of proceeds and hedging” beginning on page 21.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated February 16, 2016    Index Supplement dated January 30, 2017   Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Observation Dates and Contingent Coupon Payment Dates

Observation Dates	Contingent Coupon Payment Dates
October 25, 2018	October 30, 2018
October 25, 2019	October 30, 2019
October 26, 2020	October 29, 2020
October 25, 2021	October 28, 2021
October 25, 2022	October 28, 2022
October 25, 2023	October 30, 2023
October 25, 2024	October 30, 2024
October 27, 2025	October 30, 2025
October 26, 2026	October 29, 2026
October 25, 2027	October 28, 2027
October 25, 2028	October 30, 2028
October 25, 2029	October 30, 2029
October 25, 2030	October 30, 2030
October 27, 2031	October 30, 2031
October 25, 2032 (final observation date)	October 28, 2032 (maturity date)

October 2017	Page 2

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Investment Overview

Contingent Coupon Notes due October 28, 2032 With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index (the “notes”) do not provide for the regular payment of interest. Instead, the notes will pay a contingent annual coupon but only if the index closing value of each of the S&P 500® Index and the Russell 2000® Index (which we refer to together as the “underlying indices”) is at or above 60% of its respective initial index value, which we refer to as the respective barrier level, on the related observation date. If the index closing value of either underlying index is less than the barrier level for such index on any observation date, we will pay no coupon for the related annual period. It is possible that the index closing value of one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive few or no contingent annual coupons. We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any contingent coupon payment date. Even if an underlying index were to be at or above the barrier level for such index on some annual observation dates, it may fluctuate below the barrier level on others. In addition, even if one underlying index were to be at or above the barrier level for such index on all annual observation dates, you will receive a contingent annual coupon only with respect to the observation dates on which the other underlying index is also at or above the barrier level for such index, if any. At maturity, you will receive an amount equal to the stated principal amount for each note you hold plus the supplemental redemption amount, if any, and the contingent annual coupon with respect to the final observation date, if any. The supplemental redemption amount will be payable only if both underlying indices have appreciated from their respective initial index values and will reflect 50% of the appreciation of the worst performing underlying index.

Maturity:	Approximately 15 years
Contingent annual coupon:

A contingent coupon at an annual rate of 3.50% (corresponding to approximately $35.00 per year per note) is paid annually but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

If, on any observation date, the closing value of either underlying index is less than the barrier level for such index, we will pay no coupon for the applicable annual period. It is possible that one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive few or no contingent annual coupons.

Payment at maturity:

At maturity, you will receive an amount equal to the stated principal amount for each note you hold plus:

(i)   if the final index value of each underlying index is greater than its respective initial index value, the supplemental redemption amount, and

(ii)  if payable, the contingent annual coupon with respect to the final observation date

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change of the worst performing underlying index times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 per note.
Participation rate:	50%

Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $951.80.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

October 2017	Page 3

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, the contingent annual coupon rate and the barrier levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 18 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

October 2017	Page 4

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Key Investment Rationale

The notes do not provide for the regular payment of interest and instead will pay a contingent annual coupon but only if the index closing value of each underlying index is at or above 60% of its initial index value, which we refer to as the respective barrier level, on the related observation date. The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of receiving no interest payments during the entire 15-year term of the notes in exchange for an opportunity to earn interest if each underlying index closes at or above its respective barrier level on each annual observation date and the potential to receive a supplemental redemption amount, if any, reflecting 50% of the appreciation of the worst performing underlying index if each underlying index appreciates over the term of the notes. Investors will not participate fully in any appreciation of either underlying index.

The following scenarios are for illustration purposes only to demonstrate how the coupon is calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the contingent coupon may be payable with respect to none of, or some but not all of, the annual periods during the 15-year term of the notes.

Scenario 1: A contingent annual coupon is paid for all interest periods.	This scenario assumes that each underlying index closes at or above its respective barrier level on every annual observation date. Investors receive the 3.50% per annum contingent annual coupon for each interest period during the term of the notes.
Scenario 2: A contingent annual coupon is paid for some, but not all, interest periods.	This scenario assumes that each underlying index closes at or above its respective barrier level on some annual observation dates, but one or both underlying indices close below the respective barrier level(s) for such index on the others. Investors receive the contingent annual coupon for the annual interest periods for which the index closing value of each underlying index is at or above its respective barrier level on the related observation date, but not for the interest periods for which one or both underlying indices close below the respective barrier level(s) on the related observation date.
Scenario 3 : No contingent annual coupon is paid for any interest period, and investors receive zero return over the 15-year term of the notes.	This scenario assumes that one or both underlying indices close below the respective barrier level(s) on every annual observation date. Since one or both underlying indices close below the respective barrier level(s) on every annual observation date, investors do not receive any contingent annual coupon during the entire 15-year term of the notes.

The following scenarios are for illustration purposes only to demonstrate how the supplemental redemption amount at maturity is calculated.

Upside Scenario	Both underlying indices increase in value, and, at maturity, the notes pay a supplemental redemption amount reflecting 50% of the appreciation of the worst performing underlying index.
Par Scenario	One or both of the underlying indices decline or do not appreciate in value, and at maturity, investors receive only the stated principal amount of $1,000 per note (in addition to the final contingent annual coupon, if any) and do not receive any supplemental redemption amount.

October 2017	Page 5

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Underlying Indices Summary

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on October 25, 2017:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,557.15
52 Weeks Ago:	2,143.16
52 Week High (on 10/20/2017):	2,575.21
52 Week Low (on 11/4/2016):	2,085.18

For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement. Furthermore, for additional historical information, see “S&P 500® Index Historical Performance” below.

Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Information as of market close on October 25, 2017:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,493.478
52 Weeks Ago:	1,216.104
52 Week High (on 10/5/2017):	1,512.088
52 Week Low (on 11/3/2016):	1,156.885

For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement. Furthermore, for additional historical information, see “Russell 2000® Index Historical Performance” below.

October 2017	Page 6

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent annual coupon is payable with respect to an observation date. The following examples are for illustrative purposes only. Whether you receive a contingent annual coupon will be determined by reference to the closing value of each underlying index on each annual observation date. The actual initial index value and barrier level for each underlying index are set forth on the cover of this document. All payments on the notes, including the repayment of principal, are subject to our credit risk. The below examples are based on the following terms:

Contingent Annual Coupon:

3.50% per annum (corresponding to approximately $35.00 per year per note)[1]

With respect to each contingent coupon payment date, a contingent annual coupon is paid but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

Hypothetical Initial Index Value:	With respect to the SPX Index: 2,500 With respect to the RTY Index: 1,200
Hypothetical Barrier Level:

With respect to the SPX Index: 1,500, which is 60% of the hypothetical initial index value for such index

With respect to the RTY Index: 720, which is 60% of the hypothetical initial index value for such index

1 The actual contingent annual coupon will be an amount determined by the calculation agent based on the numbers of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent annual coupon of $35.00 is used in these examples for ease of analysis.

How to determine whether a contingent annual coupon is payable with respect to an observation date:

	Index Closing Value		Contingent Annual Coupon
	SPX Index	RTY Index
Hypothetical Observation Date 1	3,000 (at or above barrier level)	1,000 (at or above barrier level)	$35.00
Hypothetical Observation Date 2	1,000 (below barrier level)	1,100 (at or above barrier level)	$0
Hypothetical Observation Date 3	3,100 (at or above barrier level)	700 (below barrier level)	$0
Hypothetical Observation Date 4	1,300 (below barrier level)	650 (below barrier level)	$0

On hypothetical observation date 1, both the SPX Index and RTY Index close at or above their respective barrier levels. Therefore, a contingent annual coupon of $35.00 is paid on the relevant contingent coupon payment date.

On each of the hypothetical observation dates 2 and 3, one underlying index closes at or above its barrier level but the other underlying index closes below its barrier level. Therefore, no contingent annual coupon is paid on the relevant contingent coupon payment date.

On hypothetical observation date 4, both underlying indices close below their respective barrier levels and accordingly no contingent annual coupon is paid on the relevant contingent coupon payment date.

You will not receive a contingent annual coupon on any contingent coupon payment date if the closing value of either underlying index is below its respective barrier level on the related observation date.

At maturity, investors will receive the stated principal amount per note plus the supplemental redemption amount, if any, and the final contingent annual coupon payment, if any. The following hypothetical examples illustrate how to calculate the supplemental redemption amount payable at maturity, if any.

October 2017	Page 7

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

EXAMPLE 1: Both underlying indices appreciate over the term of the notes, and investors receive a supplemental redemption amount reflecting 50% of the appreciation of the worst performing underlying index.

Final index value		SPX Index: 5,000
RTY Index: 1,680
Index percent change		SPX Index: (5,000 – 2,500) / 2,500 = 100% RTY Index: (1,680 – 1,200) / 1,200 = 40%
Supplemental redemption amount	=	$1,000 × the index percent change of the worst performing underlying index × the participation rate
	=	$1,000 × the index percent change of the RTY Index × 50%
	=	$200

In example 1, the SPX Index has appreciated by 100% and the RTY Index has appreciated by 40% over the term of the notes. Because both underlying indices have appreciated and the worst performing underlying index has appreciated by 40%, investors receive a supplemental redemption amount of $200 at maturity.

EXAMPLE 2: One underlying index has appreciated while the other underlying index has not appreciated over the term of the notes. Therefore, the supplemental redemption amount is $0.

Final index value		SPX Index: 3,000
		RTY Index: 900
Index percent change		SPX Index: (3,000 – 2,500) / 2,500 = 20% RTY Index: (900 – 1,200) / 1,200 = -25%
Supplemental redemption amount	=	$0

In example 2, the SPX Index has appreciated by 20% while the RTY Index has declined by 25% the term of the notes. Because the final index value of the worst performing underlying index is less than or equal to its respective initial index value, investors receive a supplemental redemption amount of $0 at maturity.

EXAMPLE 3: Neither underlying index has appreciated over the term of the notes. Therefore, the supplemental redemption amount is $0.

Final index value		SPX Index: 1,000
		RTY Index: 840
Index percent change		SPX Index: (1,000 – 2,500) / 2,500 = -60% RTY Index: (840 – 1,200) / 1,200 = -30%
Supplemental redemption amount	=	$0

In example 3, both the SPX Index and the RTY Index have declined below their respective initial index values over the term of the notes. Investors therefore receive a supplemental redemption amount of $0 at maturity.

The supplemental redemption amount will be payable at maturity only if each underlying index appreciates over the term of the notes, and will reflect only 50% of the appreciation of the worst performing underlying index. If the final initial value of either underlying index is less than or equal to its initial index value, the supplemental redemption amount will equal $0.

October 2017	Page 8

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

▪	The notes do not provide for regular interest payments. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the notes will pay a contingent annual coupon but only if the index closing value of each underlying index is at or above 60% of its respective initial index value, which we refer to as the barrier level, on the related observation date. If, on the other hand, the index closing value of either underlying index is lower than the barrier level for such index on the relevant observation date for any interest period, we will pay no coupon on the applicable contingent coupon payment date. It is possible that the index closing value of one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive few or no contingent annual coupons. If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

▪	You are exposed to the price risk of both underlying indices with respect to the contingent annual coupons and the supplemental redemption amount, if any. Your return on the notes is not linked to a basket consisting of both underlying indices. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. To receive any contingent annual coupons, each underlying index must close at or above its respective barrier level on the applicable observation date. At maturity, to receive any supplemental redemption amount, each underlying index must close above its respective initial index value on the final observation date. If either underlying index depreciates or does not appreciate over the term of the notes, you will not receive a supplemental redemption amount. Accordingly, your investment is subject to the price risk of both underlying indices.

▪	Because the notes are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of receiving no contingent annual coupons and receiving no supplemental redemption amount at maturity than if the notes were linked to just one underlying index. The risk that you will not receive any contingent annual coupons or receive any supplemental redemption amount is greater if you invest in the notes as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that either underlying index will close below its barrier level on any observation date than if the notes were linked to only one underlying index, and therefore it is more likely that you will not receive any contingent annual coupons. Additionally, with two underlying indices, it is more likely that either underlying index will close at or below its respective initial index value on the final observation date than if the notes were linked to only one underlying index, and therefore it is more likely that you will not receive any supplemental redemption amount at maturity.

▪	The contingent annual coupon, if any, is based only on the value of each underlying index on the related annual observation date at the end of the related interest period. Whether the contingent annual coupon will be paid on any contingent coupon payment date will be determined at the end of the relevant interest period, based on the closing value of each underlying index on the relevant annual observation date. As a result, you will not know whether you will receive the contingent annual coupon on any contingent coupon payment date until near the end of the relevant interest period. Moreover, because the contingent annual coupon is based solely on the value of each underlying index on annual observation dates, if the closing value of either underlying index on any observation date is below the barrier level for such index, you will receive no coupon for the related interest period, even if the level of such underlying index was at or above its respective barrier level on other days during that interest period, and even if the closing value of the other underlying index is at or above the barrier level for such index.

October 2017	Page 9

Morgan Stanley Finance LLC

Contingent Coupon Notes due October 28, 2032
With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

▪	Investors will not participate fully in any appreciation in either underlying index. The supplemental redemption amount, if any, will be payable only if both underlying indices have appreciated from their respective initial index values and will reflect only 50% of the appreciation of the worst performing underlying index. Therefore, investors will not participate fully in any appreciation in either underlying index from the initial index value for such index, and the return on the notes will otherwise be limited to the contingent annual coupons, if any, that are paid with respect to each observation date on which the index closing value of each underlying index is greater than or equal to its respective barrier level.

▪	The notes are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the notes are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the level of interest rates available in the market and the value of each underlying index on any day, including in relation to its respective barrier level, will affect the value of the notes more than any other factors. Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the underlying indices,

o	whether the index closing value of either underlying index has been below its respective barrier level on any observation date,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of each underlying index,

o	dividend rates on the securities underlying the underlying indices,

o	the time remaining until the notes mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying indices and changes in the constituent stocks of such indices, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. In particular, if either underlying index has closed near or below the barrier level for such index, the market value of the notes is expected to decrease substantially, and you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note.

You cannot predict the future performance of either underlying index based on its historical performance. The value of either underlying index may decrease and be below the barrier level for such index on each observation date so that you will receive no return on your investment throughout the entire 15-year term of the notes. There can be no assurance that the closing value of each underlying index will be at or above the respective barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period, or that the closing value of each underlying index will be above its initial index value on the final observation date so that you receive a supplemental redemption amount at maturity. See “S&P 500® Index Historical Performance” and “Russell 2000® Index Historical Performance” below.

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▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Under the terms of the notes, we are obligated to return to you the stated principal amount at maturity. However, as with an ordinary debt security, you are dependent on our ability to pay all amounts due on the notes at maturity or on any coupon payment date, and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Not equivalent to investing in the underlying indices. Investing in the notes is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the notes will not participate fully in any positive performance of either underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 18 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of an underlying index, and, therefore, could have increased the value above which such underlying index must close on the final observation date so that you receive a supplemental redemption amount at maturity, and the barrier level for such underlying index, which is the value at or above which such underlying index must close on the observation dates in order for you to earn a contingent annual coupon (in each case, depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the notes could affect the value of an underlying index on the observation dates, and, accordingly, whether we pay a contingent annual coupon on the notes (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. has determined the initial index value and barrier level for each underlying index and will determine the final index value for each underlying index, whether you receive a contingent annual coupon on each contingent coupon payment date and whether you receive a supplemental redemption amount at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Information About the Securities—Additional Provisions—Calculation agent,” “—Market disruption event,” “—Postponement of observation dates,” “—Discontinuance of an underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default,” below. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Adjustments to the underlying indices could adversely affect the value of the notes. The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether a contingent annual coupon will be payable on the notes on the applicable contingent coupon payment date will be based on whether the value of such underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, is less than the barrier level for such index (depending also on the performance of the other underlying index).

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With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

S&P 500® Index Historical Performance

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2007 through October 25, 2017. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the period from January 1, 2012 through October 25, 2017. The closing value of the SPX Index on October 25, 2017 was 2,557.15. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance. No assurance can be given as to the closing level of the SPX Index on any observation date.

SPX Index Daily Closing Values January 1, 2007 to October 25, 2017

*The red solid line in the graph indicates the barrier level of 1,534.29, which is 60% of the initial index value.

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S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter (through October 25, 2017)	2,575.21	2,529.12	2,557.15

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

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With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Russell 2000® Index Historical Performance

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2007 through October 25, 2017. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter from January 1, 2012 through October 25, 2017. The closing value of the RTY Index on October 25, 2017 was 1,493.478. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance. No assurance can be given as to the closing level of the RTY Index on any observation date.

RTY Index Historical Performance Daily Closing Values January 1, 2007 to October 25, 2017

*The red solid line in the graph indicates the barrier level of 896.087, which is approximately 60% of the initial index value.

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Russell 2000® Index	High	Low	Period End
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.50	769.48	849.35
2013
First Quarter	953.07	872.61	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.54	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,357.130
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter	1,490.861	1,356.905	1,490.861
Fourth Quarter (through October 25, 2017)	1,512.088	1,493.478	1,493.478

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

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With Payment of Contingent Annual Coupons Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Day count convention:	30/360
Underlying index publishers:	With respect to the SPX Index, S&P Dow Jones Indices LLC With respect to the RTY Index, FTSE Russell
Denominations:	$1,000 per note and integral multiples thereof
Interest period:	Annual
Book entry security or certificated security:	Book entry. The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the notes, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Record date:	One business day prior to the related scheduled contingent coupon payment date; provided that any contingent annual coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. The comparable yield and the “projected payment schedule” with respect to a note can be obtained by contacting Morgan Stanley at StructuredNotesTaxInfo@morganstanley.com. You should read the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Contingent Payment Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes. In addition, please see “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” of the accompanying prospectus supplement.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the Internal Revenue Service (the “IRS”), and the IRS may disagree with

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this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.
Trustee:	The Bank of New York Mellon, a New York banking corporation
Calculation agent:

The calculation agent for the notes will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the contingent annual coupon, if any, and payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per stated principal amount shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the notes shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive, if any, on each contingent coupon payment date and at maturity or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of an underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:	With respect to each underlying index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.
Index closing value:

With respect to the SPX Index, index closing value on any index business day means the official closing value of such underlying index, or any successor index (as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), published at the regular official weekday close of trading on such index business day by the underlying index publisher for the SPX Index, as determined by the calculation agent. In certain circumstances, the index closing value for the SPX Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of an underlying index; alteration of method of calculation” below.

With respect to the RTY Index, index closing value on any index business day means the closing value of such underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RTY Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of an underlying index; alteration of method of calculation” below.

The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the underlying index publisher for such underlying index.

Market disruption event:

With respect to each underlying index, market disruption event means:

(i)   the occurrence or existence of any of:

(a)  a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the

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close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)   a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index, if trading in a security included in such underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:	With respect to each underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.
Postponement of observation dates:

The observation dates are subject to postponement due to non-index business days or certain market disruption events, as described in the following paragraph.

If any scheduled observation date, including the final observation date, is not an index business day with respect to any underlying index or if there is a market disruption event on such day with respect to any underlying index, the relevant observation date solely with respect to that affected underlying index shall be the next succeeding index business day with respect to that underlying index on which there is no market disruption event with respect to that underlying index; provided that if a market disruption event with respect to that underlying index has occurred on each of the five index business days with respect to that underlying index immediately succeeding any of the scheduled observation dates, then (i) such fifth succeeding index business day shall be deemed to be the relevant observation date with respect to that affected underlying index, notwithstanding the occurrence of a market disruption event with respect to that underlying index on such day and (ii) with respect to any such fifth index business day on which a market disruption event occurs with respect to that underlying index, the calculation agent shall determine the index closing value on such fifth index business day in accordance with the formula for and method of calculating that underlying index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting that affected underlying index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

Postponement of contingent	If any scheduled contingent coupon payment date is not a business day, that contingent annual coupon, if

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coupon payment dates and maturity date:	any, shall be paid on the next succeeding business day; provided that the contingent annual coupon, if any, with respect to the final observation date shall be paid on the maturity date; provided further that if, due to a market disruption event or otherwise, any observation date with respect to either underlying index is postponed so that it falls less than two business days prior to the scheduled contingent coupon payment date or maturity date, as applicable, the contingent coupon payment date or maturity date, as applicable, shall be postponed to the second business day following the observation date as postponed, by which date the index closing value of each underlying index has been determined. In any of these cases, no adjustment shall be made to any payment made on that postponed date.
Discontinuance of an underlying index; alteration of method of calculation:

If any underlying index publisher discontinues publication of the relevant underlying index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such underlying index is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the relevant underlying index at the time of such substitution, proportionate adjustments will be made by the calculation agent to the relevant initial index value and barrier level.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of the relevant underlying index or a successor index prior to, and such discontinuance is continuing on, any observation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such underlying index for such date. The index closing value of such underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the value of the securities.

If at any time, the method of calculating any underlying index or any successor index, or the value thereof, is changed in a material respect, or if any underlying index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for such underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to such underlying index or such successor index, as adjusted. Accordingly, if the method of calculating any underlying index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such underlying index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

•        the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•        the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the

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•     notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•     no quotation of the kind referred to above is obtained, or

•     every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•     A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•     P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the stocks constituting the underlying indices and in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets. Such purchase activity could have increased the initial index value of an underlying index, and, as a result, could have increased the value above which such underlying index must close on the final

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observation date so that you receive a supplemental redemption amount at maturity, and the barrier level for such underlying index, which is the level at or above which such underlying index must close on each observation date in order for you to earn a contingent annual coupon (in each case, depending also on the performance of the other underlying index). These entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the notes could potentially affect the value of such underlying index on the observation dates, and, accordingly whether we pay a contingent annual coupon on the notes (depending also on the performance of the other underlying index).
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a

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representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

We expect to deliver the notes against payment therefor in New York, New York on October 30, 2017, which will be the third scheduled business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the second business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $20 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes, for its own account. The agent must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the notes or the securities underlying the underlying index in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Selling restrictions:	General

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No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the notes:

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated February 16, 2016

Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

Terms used but not defined in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.

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